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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


The Board of Directors
XMLSolutions Corporation:

We consent to the inclusion of our report dated April 18, 2001, with respect to the consolidated balance sheets of XMLSolutions Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2000 and the period from July 6, 1999 (inception) to December 31, 1999, which report appears in the Form 8-K/A of Vitria Technology, Inc. dated March 25, 2001.


                                                KPMG LLP

McLean, Virginia
May 9, 2001